Structured Investments Opportunities in International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

October 4, 2024

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Contingent Income Auto-Callable Securities due December 17, 2026

Based on the Worst Performing of the Nikkei Stock Average, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

This document provides a summary of the terms of the Contingent Income Auto-Callable Securities (the “securities”). Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	December 17, 2026
Underlying indices:	The Nikkei Stock Average (Bloomberg symbol: NKY), the Russell 2000® Index (Bloomberg symbol: RTY) and the S&P 500® Index (Bloomberg symbol: SPX) (each, an “underlying index”)
For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Payment at maturity:	• If the final index level of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount and (ii) the contingent quarterly payment with respect to the final determination date.
	• If the final index level of any underlying index is less than its downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. In this case, the payment at maturity will be less than 75.00% of the stated principal amount of the securities and could be zero.
Early redemption:	If, on any of the second through the seventh determination dates, the determination closing level of each underlying index is greater than or equal to its initial index level, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.
The securities will not be redeemed if the determination closing level of any underlying index on a determination date is below its initial index level.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Downside threshold level:	With respect to each underlying index, 75.00% of its initial index level.
Initial level:	With respect to each underlying index, its official closing level on the pricing date.
Final level:	With respect to each underlying index, its official closing level on the final determination date.
Determination dates*:	Quarterly, on March 13, 2025, June 13, 2025, September 16, 2025, December 15, 2025, March 13, 2026, June 15, 2026, September 14, 2026 and December 14, 2026 (the final determination date).
Contingent payment dates:	Quarterly, on March 18, 2025, June 18, 2025, September 19, 2025, December 18, 2025, March 18, 2026, June 18, 2026, September 17, 202 and December 17, 2026 (the maturity date).
Index performance factor:	With respect to each underlying index, final index level / initial index level
Contingent quarterly payment:

•      If, on any determination date, the determination closing level or the final index level, as applicable, of each underlying index is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment at an annual rate of at least 9.25% of the stated principal amount per security (corresponding to at least $23.125 (or at least 2.3125%) per quarter per security) on the related contingent payment date. The actual contingent quarterly payment will be determined on the trade date.

•      If, on any determination date, the determination closing level or the final index level, as applicable, of any underlying index is less than its downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

It is possible that one or more underlying indices will remain below their respective downside threshold levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments during the term of the securities.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	December 13, 2024
Trade date*:	December 13, 2024
Original issue date*:	December 18, 2024 (3 business days after the trade date)
Worst performing underlying index:	The underlying index with the largest percentage decrease from its initial index level to its final index level.
Estimated initial value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the trade date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any."
CUSIP:	40447BV90
ISIN:	US40447BV900
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465924125587/tm2429900d28_fwp.htm

*The trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Securities, including a more complete description of the risks relating to the Securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	You may lose your entire initial investment.
•	You will not receive any contingent quarterly payment with respect to any quarterly period where the determination closing level or the final index level, as applicable, of any underlying index is less than its respective downside threshold level on the related determination date.
•	Investors will not participate in any appreciation of any underlying index, and your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the levels of the underlying indices
•	The securities may be called prior to the maturity date.
•	The amounts payable on the securities are not linked to the levels of the underlying indices at any time other than on the determination dates, including the final determination date.
•	You are exposed to the market risk of all the underlying indices, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any.
•	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of receiving no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to fewer underlying indices or just one underlying index.

Risks Relating to the Underlying Indices

•	Adjustments to any underlying index could adversely affect the value of the securities.
•	Risks associated with non-U.S. companies.
•	Your return may be adversely affected by factors affecting foreign securities markets.
•	The securities will not be adjusted for changes in exchange rates.
•	Small-capitalization risk.

General Risk Factors

•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
•	The price of your securities in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.
•	Hedging and trading activity by our affiliates could adversely affect the value of the securities.
•	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.
•	Investing in the securities is not equivalent to investing in the securities included in any of the underlying indices.
•	The securities are not insured by any governmental agency of the United States or any other jurisdiction.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The securities will not be listed on any securities exchange and secondary trading may be limited.
•	The U.S. federal income tax consequences of an investment in the Securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at  https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.